                                                                      Exhibit 99


                   Release Time: April 20, 1998 (7:30 a.m.)

--------------------------------------------------------------------------------
                                 NEWS RELEASE
--------------------------------------------------------------------------------


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                          Northern Trust Corporation
                            50 South LaSalle Street
                           Chicago, Illinois  60675
                  Contact: Laurie McMahon, Investor Relations
                               (312) 444-7811 or
                        Sue A. Rageas, Public Relations
Release  #01473                (312) 444-4279       http://www.northerntrust.com
--------------------------------------------------------------------------------


FOR IMMEDIATE RELEASE
---------------------

NORTHERN TRUST CORPORATION REPORTS RECORD 1998 FIRST
QUARTER EARNINGS OF $.73 PER SHARE, UP 18%.

(Chicago, April 20, 1998) Northern Trust Corporation reported record net income per share of $.73 for the first quarter, an increase of 18% from the $.62 earned a year ago. Net income also increased 18% to a record $84.9 million from the $71.7 million earned in the first quarter of last year. This performance resulted in an outstanding return on average common equity of 20.7%.

     William A. Osborn, Chairman and Chief Executive Officer, commented, "Strong earnings momentum continued into the first quarter of 1998. Total revenues increased 17% from 1997 levels, representing top tier performance in our industry. Record corporate trust fees, personal trust fees, and net interest income, along with continued strong results from foreign exchange, were the primary drivers of this performance. Our 18% earnings per share growth for the quarter, a 20.7% return on common equity and a productivity ratio of 160% met or exceeded each of our strategic financial targets. The quarter also highlighted our continued success in generating positive operating leverage as the 17% growth in revenues was well above the 14% increase in noninterest expenses. Since March 31, 1997, trust assets under administration have grown 41% to $1.2 trillion, with assets under management increasing 51% to $216 billion."

                                     -more-

     Mr. Osborn continued, "During the quarter we also announced an agreement to acquire Trust Bank of Colorado for approximately $15 million, marking our entry into Colorado. We are also moving forward with plans for a PFS office in the suburban Detroit area. These are important steps in our national Personal Financial Services expansion program. Our outlook for continued growth of the business remains positive."

                     FIRST QUARTER PERFORMANCE HIGHLIGHTS

     Trust fees grew 22% to a record $193.7 million in the quarter compared to $158.3 million in the first quarter of last year and represent 51% of total revenues and 75% of noninterest income.

     Trust fees from Personal Financial Services (PFS) in the quarter increased 22% and totaled $91.8 million compared to $75.5 million in the year-ago quarter. The increase in PFS trust fees resulted primarily from strong new business throughout Northern Trust's five-state office network and favorable equity markets. Trust fees in each state increased 15% or more with growth especially strong in Florida, Arizona and Texas. The Wealth Management Group, which now administers $31.1 billion for significant family asset pools nationwide, also had excellent performance, with trust fees increasing 22%. Total personal trust assets under administration increased $9.6 billion since December 31, 1997 and totaled $105.5 billion at March 31, 1998. Of this, $64.9 billion is managed by Northern Trust.

     Northern Trust expects to close the acquisition of Trust Bank of Colorado in the second quarter of the year. After completing this acquisition, Northern Trust's network of Personal Financial Services offices will include 63 locations in six states.

                                     -more-

     Trust fees from Corporate & Institutional Services (C&IS) in the quarter increased 23% and totaled $101.9 million compared to $82.8 million in the year-ago quarter, reflecting strong new business. Excluding $3.5 million in fees generated by Northern Trust Quantitative Advisors, Inc. (NTQA), a December 31, 1997 acquisition, C&IS trust fees increased 19% from the prior year. These fees are derived from a full range of custody, investment and advisory services rendered to retirement and other asset pools of corporate and institutional clients worldwide, and all of these services contributed to the first quarter fee growth. Securities lending continued to achieve outstanding results, with fees increasing 24%, or $3.5 million, from the prior year quarter to $17.9 million. Investment management revenues were outstanding and contributed approximately 40% of the growth in C&IS trust fees, excluding the fees generated by NTQA. Since December 31, 1997, total C&IS trust assets under administration increased $73.1 billion to $1.06 trillion at March 31, 1998, of which $151.6 billion is managed by Northern Trust. Trust assets under administration included approximately $173 billion of global custody assets, which increased 16% due to new business and market appreciation.

     Foreign exchange trading profits continued to be outstanding, increasing 37% to $28.1 million from $20.4 million in the same quarter last year. The strong performance compared to last year reflects both increased trade volumes as global custody assets continue to grow and volatility in the currency markets, especially early in the quarter. Foreign exchange trading profits for the first quarter were second only to the record $33.5 million in 1997's third quarter, when volatility in the southeastern Asia currency markets and transaction levels involving those currencies were particularly high.

                                     -more-

     Total treasury management revenues from both fees and the computed value of compensating deposit balances increased 5% from the first quarter of 1997 to $23.5 million, reflecting the continued growth in business from both new and existing clients. The fee portion of these revenues accrued in the quarter was $15.9 million, up from $14.6 million in the comparable quarter last year. Other operating income was $11.0 million for the first quarter compared with $9.5 million in the same period of last year. The increase over last year is primarily due to higher fees from trust deposits and banking services.

     Net interest income for the quarter, stated on a fully taxable equivalent basis, totaled $122.0 million, up 7% from the $114.1 million reported in last year's first quarter. The increase in net interest income reflects higher levels of noninterest-related funds, driven by increases in demand and noninterest-bearing deposits and common equity, and 18% growth in average earning assets. The asset growth included a 15% or $1.6 billion increase in loans and leases. The net interest margin decreased to 2.11% from 2.33% reported in the year-ago quarter. The decline in the margin is attributable to the flattening yield curve which has compressed interest rate spreads and a higher proportion of assets held in lower spread short-term securities and money market assets.

     Nonperforming assets of $39.2 million at quarter-end decreased from $43.3 million at December 31, 1997. The overall quality of the loan portfolio remains strong. Nonaccrual and restructured loans of $36.2 million at quarter-end represent .28% of total loans and were covered 4.1 times by the $147.7 million reserve for credit losses. First quarter net charge-offs, at .12% of average loans, totaled $3.9 million. The provision for credit losses of $4.0 million in the first quarter was $3.5 million higher than the comparable quarter in 1997 and essentially maintained the reserve for credit losses at the year-end level.

                                     -more-

     Noninterest expenses totaled $236.2 million for the quarter, an increase of 14% or $29.7 million from the $206.5 million in the year-ago quarter. Approximately 75% of this increase is related to salaries and employee benefits. The increase in salaries and benefits was primarily attributable to staff growth, merit increases and higher performance-based compensation. Performance-based compensation expenses were higher because of excellent new business results, higher foreign exchange profits, strong corporate earnings and the price increase in Northern Trust Corporation stock.

     Staff levels increased from one year ago to support growth initiatives and strong new business in both PFS and C&IS. Staff on a full-time equivalent basis at March 31, 1998 totaled 7,672, up 8% from 7,081 at March 31, 1997, and up 2% from 7,553 at December 31, 1997. In addition, the noninterest expense increase in the first quarter reflects $3.1 million of incremental expenses resulting from the NTQA acquisition, new private banking and trust offices, and continuing investments in technology.

     During the quarter Northern Trust made a strategic decision to exit the futures brokerage business by June 30, 1998 with the transfer of the business of Northern Futures Corporation (NFC) to Spear, Leeds & Kellogg. This decision will allow Northern Trust to focus on its core businesses of trust, investments and banking for individuals, corporations and institutions. It is expected that most NFC employees will join Spear, Leeds and Kellogg or find other positions within Northern Trust. The severance costs of approximately $200,000 associated with this decision were recorded in the quarter.

                                     -more-

                                 BALANCE SHEET

     Balance sheet assets averaged $26.0 billion for the quarter, up 16% from last year's average of $22.4 billion, reflecting growth in loans, securities and money market assets. Loans and leases averaged $12.7 billion for the quarter, an increase of $1.6 billion or 15%. Residential mortgages increased $655 million or 14% to average $5.3 billion for the quarter and represented 41% of the total loan portfolio. Commercial and industrial loans averaged $3.9 billion during the quarter compared to $3.3 billion in the first quarter of 1997. The securities portfolio increased $1.3 billion or 22% to $7.2 billion reflecting a higher level of investments in short-term U.S. agency securities. Money market assets increased from $2.9 billion in last year's first quarter to average $3.5 billion in the current quarter, primarily as a result of growth in global custody activities and the more active short-term investment of noninterest-bearing balances previously held with global subcustodians.

     Common stockholders' equity averaged $1.6 billion, up 14% from last year's first quarter. The increase primarily reflects the retention of earnings offset in part by the repurchase of common stock pursuant to the Corporation's share buyback program. During the quarter, the Corporation acquired a total of 397,888 shares at a cost of $28.3 million. An additional 2.8 million shares may be purchased after March 31, 1998 under the current share buyback program.

                          FORWARD-LOOKING STATEMENTS

     This news release may be deemed to include forward-looking statements, such as statements that relate to financial goals, business outlook, expansion plans, and credit quality. Actual results could differ materially from those indicated by these statements. Northern Trust's 1997 Annual Report to Stockholders, including the section captioned "Forward-Looking Information", and periodic reports to the SEC contain additional information about factors that could affect actual results.

                                     / / /

                                                                          Page 1

                          NORTHERN TRUST CORPORATION
               (Supplemental Consolidated Financial Information)

STATEMENT OF INCOME STATISTICS ($ IN MILLIONS)
                                                           FIRST QUARTER
                                            ------------------------------------
                                              1998          1997        % Change *
                                            ------------------------------------
Interest Income (Taxable Equivalent)           $365.7        $308.0          19 %
Interest Expense                                243.7         193.9          26
                                            ----------    ----------    --------
Net Interest Income (Taxable Equivalent)        122.0         114.1           7

Noninterest Income
     Trust Fees                                 193.7         158.3          22
     Treasury Management Fees                    15.9          14.6           9
     Foreign Exchange Trading Profits            28.1          20.4          37
     Security Commissions & Trading Income        7.2           5.9          21
     Other Operating Income                      11.0           9.5          17
     Investment Security Transactions             0.7           0.6          19
                                            ----------    ----------    --------
Total Noninterest Income                        256.6         209.3          23

Total Revenue (Taxable Equivalent)              378.6         323.4          17

Noninterest Expenses
     Salaries                                   121.7         101.4          20
     Pension and Other Employee Benefits         23.5          21.1          11
     Occupancy Expense                           16.9          16.1           4
     Equipment Expense                           16.5          14.9          11
     Other Operating Expenses                    57.6          53.0           9
                                            ----------    ----------    --------
Total Noninterest Expenses                      236.2         206.5          14

Provision for Credit Losses                       4.0           0.5         N/M
Taxable Equivalent Adjustment                     8.4           8.0           5
                                            ----------    ----------    --------
Income Before Income Taxes                      130.0         108.4          20
Provision for Income Taxes                       45.1          36.7          23
                                            ----------    ----------    --------

NET INCOME                                      $84.9         $71.7          18 %
                                             =========     =========     =======

Net Income Per Common Share
     Basic                                      $0.75         $0.64          17 %
     Diluted                                     0.73          0.62          18

Return on Average Common Equity                 20.73 %       19.91 %
Average Common Equity                        $1,636.0      $1,437.3          14 %
Return on Average Assets                         1.32 %        1.30 %

Common Dividend Declared per Share              $0.21         $0.18          17 %
Preferred Dividends (millions)                    1.3           1.2           5

Average Common Shares Outstanding (000s)
     Basic                                    110,902       110,930
     Diluted                                  115,056       114,649
(N/M) Not Meaningful
  (*) Percentage change calculations are based on actual balances rather than the rounded amounts presented in Supplemental Consolidated Financial
      Information.
Note: Certain reclassifications have been made to prior periods' financial statements to place them on a basis comparable with the current period's financial statements.


                                                                          Page 2

                          NORTHERN TRUST CORPORATION
               (Supplemental Consolidated Financial Information)

BALANCE SHEET ($ IN MILLIONS)
                                                                March 31
                                              ------------------------------------------
                                                  1998             1997       % Change *
                                              ------------------------------------------
Assets
   Money Market Assets                           $3,534.0        $3,615.4          (2)%
   Securities
       U.S. Government                              395.6           909.2         (56)
       Federal Agency and Other                   4,308.0         4,481.8          (4)
       Municipal                                    433.7           419.5           3
       Trading Account                               14.2            13.7           4
                                              ------------    ------------    --------
   Total Securities                               5,151.5         5,824.2         (12)
   Loans and Leases                              12,952.2        11,417.3          13
                                              ------------    ------------    --------
   Total Earning Assets                          21,637.7        20,856.9           4
   Reserve for Credit Losses                       (147.7)         (148.3)        N/M
   Cash and Due from Banks                        1,124.0           948.6          18
   Trust Security Settlement Receivables            357.3           323.0          11
   Buildings and Equipment                          327.8           291.7          12
   Other Nonearning Assets                          952.7           959.9          (1)
                                              ------------    ------------    --------
  Total Assets                                  $24,251.8       $23,231.8           4 %
                                              ============    ============    ========

Liabilities and Stockholders' Equity
   Interest-Bearing Deposits
       Savings Deposits                          $6,431.1        $5,601.7          15 %
       Other Time Deposits                          470.5           683.9         (31)
       Foreign Office Time Deposits               5,192.6         4,560.9          14
                                              ------------    ------------    --------
   Total Interest-Bearing Deposits               12,094.2        10,846.5          12
   Borrowed Funds                                 4,226.0         4,971.4         (15)
   Senior Notes and Long-Term Debt                1,364.2           781.3          75
                                              ------------    ------------    --------
   Total Interest-Related Funds                  17,684.4        16,599.2           7
   Demand & Other Noninterest-Bearing Deposits    4,072.0         4,367.4          (7)
   Other Liabilities                                694.9           672.0           3
                                              ------------    ------------    --------
   Total Liabilities                             22,451.3        21,638.6           4
   Common Equity                                  1,680.5         1,473.2          14
   Preferred Equity                                 120.0           120.0           --
                                              ------------    ------------    --------
  Total Liabilities and Stockholders' Equity    $24,251.8       $23,231.8           4 %
                                              ============    ============    ========

                          NORTHERN TRUST CORPORATION                      Page 3
               (Supplemental Consolidated Financial Information)

AVERAGE BALANCE SHEET ($ IN MILLIONS)
-------------------------------------

                                                                  FIRST QUARTER
                                                    --------------------------------------------
                                                        1998            1997         % Change *
                                                    --------------------------------------------
Assets
------
   Money Market Assets                                 $3,506.4        $2,895.1          21 %
   Securities
       U.S. Government                                    465.3           931.1         (50)
       Federal Agency and Other                         6,305.1         4,502.2          40
       Municipal                                          398.2           420.7          (5)
       Trading Account                                      8.9             7.1          25
                                                    ------------    ------------    --------
   Total Securities                                     7,177.5         5,861.1          22
   Loans and Leases                                    12,735.0        11,120.5          15
                                                    ------------    ------------    --------
   Total Earning Assets                                23,418.9        19,876.7          18
   Reserve for Credit Losses                             (147.7)         (148.3)        N/M
   Nonearning Assets                                    2,734.7         2,648.5           3
                                                    ------------    ------------    --------
  Total Assets                                        $26,005.9       $22,376.9          16 %
                                                    ============    ============    ========

Liabilities and Stockholders' Equity
------------------------------------
   Interest-Bearing Deposits
       Savings Deposits                                $6,280.1        $5,973.2           5 %
       Other Time Deposits                                525.6           614.6         (14)
       Foreign Office Time Deposits                     5,553.1         4,081.9          36
                                                    ------------    ------------    --------
   Total Interest-Bearing Deposits                     12,358.8        10,669.7          16
   Borrowed Funds                                       6,042.4         5,153.3          17
   Senior Notes and Long-Term Debt                      1,451.9           816.6          78
                                                    ------------    ------------    --------
   Total Interest-Related Funds                        19,853.1        16,639.6          19
   Demand & Other Noninterest-Bearing Deposits          3,740.7         3,491.4           7
   Other Liabilities                                      656.1           688.6          (5)
                                                    ------------    ------------    --------
   Total Liabilities                                   24,249.9        20,819.6          16
   Common Equity                                        1,636.0         1,437.3          14
   Preferred Equity                                       120.0           120.0           -
                                                    ------------    ------------    --------
  Total Liabilities and Stockholders' Equity          $26,005.9       $22,376.9          16 %
                                                    ============    ============    ========

                        NORTHERN TRUST CORPORATION                        Page 4
            (Supplemental Consolidated Financial Information)

Quarterly Trend Data ($ In Millions)                1998                        1997
------------------------------------               Quarter                    Quarters
                                                 ------------ -------------------------------------------
                                                    First       Fourth       Third     Second     First
                                                 ------------ ----------- ----------- --------- ---------
Net Income Summary
------------------
   Trust Fees                                         $193.7      $185.2      $177.4    $168.3    $158.3
   Other Noninterest Income                             62.9        62.1        77.3      54.9      51.0
   Net Interest Income (Taxable Equivalent)            122.0       121.5       117.6     117.7     114.1
                                                 ------------ ----------- ----------- --------- ---------
     Total Revenue (Taxable Equivalent)                378.6       368.8       372.3     340.9     323.4
   Provision for Credit Losses                           4.0         3.0         5.0       0.5       0.5
   Noninterest Expenses                                236.2       233.6       234.7     217.0     206.5
                                                 ------------ ----------- ----------- --------- ---------
     Pretax Income (Taxable Equivalent)                138.4       132.2       132.6     123.4     116.4
   Taxable Equivalent Adjustment                         8.4         8.2         8.0       8.5       8.0
   Provision for Income Taxes                           45.1        42.7        43.6      39.5      36.7
                                                 ------------ ----------- ----------- --------- ---------
     Net Income                                        $84.9       $81.3       $81.0     $75.4     $71.7
                                                 ============ =========== =========== ========= =========

Per Common Share
----------------
   Net Income - Basic                                  $0.75       $0.72       $0.72     $0.67     $0.64
              - Diluted                                 0.73        0.70        0.70      0.65      0.62
   Dividend Declared                                    0.21        0.21        0.18      0.18      0.18
   Book Value (EOP)                                   $15.07      $14.54      $14.14    $13.69    $13.21
   Market Value (EOP)                                  74.75       69.75       59.13     48.38     37.50

Ratios
------
   Return on Average Common Equity                     20.73 %     20.04 %     20.68 %   20.01 %   19.91 %
   Return on Average Assets                             1.32        1.25        1.33      1.27      1.30
   Net Interest Margin                                  2.11        2.07        2.14      2.20      2.33
   Productivity Ratio *                                  160 %       158 %       159 %     157 %     157 %
   Risk-based Capital Ratios:
       Tier 1                                            9.8 %       9.6 %       9.9 %     9.6 %     9.1 %
       Total (Tier 1 + Tier 2)                          13.0        12.8        13.2      12.9      12.6
       Leverage                                          7.0         6.9         7.3       7.2       6.9

Trust Assets ($ in Billions) - EOP **
-------------------------------------
   Corporate                                        $1,056.5      $983.4      $920.4    $811.4    $743.6
   Personal                                            105.5        95.9        91.7      87.0      79.4
                                                 ------------ ----------- ----------- --------- ---------
     Total Trust Assets                             $1,162.0    $1,079.3    $1,012.1    $898.4    $823.0
                                                 ============ =========== =========== ========= =========
   Memo:  Managed Assets                               216.5       196.6       164.5     158.4     143.5

Asset Quality ($ in Millions) - EOP
-----------------------------------
   Nonaccrual and Restructured Loans                   $36.2       $41.4       $46.3     $55.3     $21.7
   Other Real Estate Owned (OREO)                        3.0         1.9         4.1       3.2       2.2
                                                 ------------ ----------- ----------- --------- ---------
     Total Nonperforming Assets                        $39.2       $43.3       $50.4     $58.5     $23.9
                                                 ============ =========== =========== ========= =========
     Nonperforming Assets / Loans & OREO                0.30 %      0.34 %      0.41 %    0.49 %    0.21 %

   Gross Charge-offs                                    $4.7        $5.4        $6.0      $0.9      $2.1
   Gross Recoveries                                      0.8         2.0         0.6       0.4       1.7
                                                 ------------ ----------- ----------- --------- ---------
     Net Charge-offs                                    $3.9        $3.4        $5.4      $0.5      $0.4
                                                 ============ =========== =========== ========= =========
   Net Charge-offs (Annualized) to Average Loans        0.12 %      0.11 %      0.18 %    0.02 %    0.02 %
   Reserve for Credit Losses                          $147.7      $147.6      $148.0    $148.4    $148.3
   Reserve to Nonaccrual and Restructured Loans          408 %       356 %       319 %     268 %     686 %

 (*) The productivity ratio is defined as total revenue on a taxable equivalent basis divided by noninterest expenses.
(**) Effective 1/1/98, the Middle Market segment was transferred to C&IS from PFS. Trust assets and fees for all periods have been restated.